EXHIBIT 10.2

XTANT MEDICAL HOLDINGS, INC.

NON-PLAN INDUCEMENT STOCK OPTION GRANT

This Non-Plan Inducement Stock Option Grant (this “Agreement”), between Xtant Medical Holdings, Inc. (the “Company”) and Carl O’Connell (the “Option Holder”), is effective as of the Grant Date.

1.            Grant of Option. The Company hereby grants the Option Holder a Non-Qualified Stock Option to purchase 300,000 shares of common stock, $0.000001 par value per share, of the Company under the terms of this Agreement (the “Option”), as an inducement grant made pursuant to Section 711(a) of the NYSE MKT Company Guide. This Option satisfies the requirements of Section 2.D of the Employment Agreement between the Company and the Option Holder effective as of October 6, 2016 (the “Employment Agreement”). For avoidance of doubt, this Option is not issued under the Company’s Amended and Restated Equity Incentive Plan (the “Plan”) and does not reduce the shares available under the Plan. The Option is not intended to qualify as an Incentive Stock Option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

2.           Date of Grant. The date of the grant of the Option is October 6, 2016 (the “Grant Date”).

3.            Number and Price of Shares. The number of shares of the Company’s common stock as to which the Option is granted is three hundred thousand (300,000) shares (the “Shares”). The purchase price per Share is the closing price of the Company’s common stock listed on the NYSE MKT on the Grant Date.

4.            Vesting. The Option granted hereby shall become vested in and exercisable by Option Holder as set forth in the following schedule:

Date	Number of Shares Which Become Exercisable

October 6, 2017	60,000
January 6, 2018	15,000
April 6, 2018	15,000
July 6, 2018	15,000
October 6, 2018	15,000
January 6, 2019	15,000
April 6, 2019	15,000
July 6, 2019	15,000
October 6, 2019	15,000
January 6, 2020	15,000
April 6, 2020	15,000
July 6, 2020	15,000
October 6, 2020	15,000
January 6, 2021	15,000
April 6, 2021	15,000
July 6, 2021	15,000
October 6, 2021	15,000

Stock Option Agreement – Carl O’Connell	DATE: October 6, 2016	1

In order to be eligible to exercise the Option in accordance with the vesting schedule, the Option Holder must have been continuously employed by the Company from the Grant Date of the Option until the date specified in the vesting schedule.

Notwithstanding the foregoing vesting schedule, upon a Change of Control (as defined in the Employment Agreement) of the Company, unless the Company’s successor assumes this Agreement or issues to the Option Holder a similar replacement instrument on substantially the same economic terms as this Option, (i) the entire Option shall immediately be 100% vested without regard to the vesting schedule, and (ii) the entire Option shall become immediately exercisable in full for the remainder of its term. For the avoidance of doubt, the vesting of the Option will not accelerate in connection with a Change of Control if the Company’s successor assumes this Agreement or issues to Option Holder a similar replacement instrument on substantially the same economic terms as this Option.

5.            Manner of Exercise. The vested portion of the Option may be exercised by delivery to the Company of (i) a written notice of exercise, specifying the number of Shares with respect to which such Option is exercised, and (ii) payment in full of the exercise price and any liability the Company may have for withholding of federal, state or local income or other taxes incurred by reason of the exercise of the Option.

6.            Legends. Certificates representing shares of common stock of the Company acquired upon exercise of this Option may contain a legend restricting transfer of the stock until there has been compliance with applicable federal and state securities laws.

7.            Term. Unless terminated earlier pursuant to Section 8, the Option will expire ten (10) years from the Grant Date.

8.            Effect of Termination of Employment. The Option shall not be transferable by the Option Holder except by will or pursuant to the laws of descent and distribution. The Option is exercisable during the Option Holder’s lifetime only by the Option Holder, or in the event of disability or incapacity, by his guardian or legal representative. In the event of termination of the Option Holder’s employment other than for Cause (including, without limitation, by reason of the Option Holder’s death or disability, which results in the Option Holder’s inability to perform substantially all of the duties of his position for more than one hundred twenty (120) consecutive days) or resignation of the Option Holder for Good Reason (as those terms are defined in the Employment Agreement), the Option will expire ninety (90) days after the effective date of termination of the Option Holder’s employment. In the event of termination of the Option Holder’s employment for Cause or the Option Holder’s resignation for other than Good Reason, the Option will expire at the effective date and time of termination of the Option Holder’s employment.

Stock Option Agreement – Carl O’Connell	DATE: October 6, 2016	2

9.            Adjustments for Stock Splits and Dividends. If the Company shall at any time increase or decrease the number of its outstanding shares of common stock or change in any way the rights and privileges of such shares by means of the payment of a stock dividend or any other distribution upon such shares payable in stock, or through a stock split, subdivision, consolidation, combination, reclassification or recapitalization involving the stock, then in relation to the stock that is affected by one or more of the above events, the numbers, rights and privileges of the shares underlying this Option shall be increased, decreased or changed in like manner (in accordance with the rules governing modifications, extensions, substitutions and assumptions of stock rights described in Treas. Reg. § 1.409A-l(b)(5)(v)(D)) as if they had been issued and outstanding, fully paid and nonassessable at the time of such occurrence; provided, however, that no adjustment shall require the Company to issue a fractional share under any circumstance, and the total adjustment shall be limited by deleting any fractional share.

IN WITNESS WHEREOF, this Agreement is effective as of the Grant Date.

XTANT MEDICAL HOLDINGS, INC.

By:	/s/ Dan Goldberger
Name:	Dan Goldberger
Title:	CEO

OPTION HOLDER:

/s/ Carl O’Connell
Carl O’Connell

Stock Option Agreement – Carl O’Connell	DATE: October 6, 2016	3